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                                 Exhibit 99.6
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                       ILLINOIS COMMUNITY BANCORP, INC.
                     MANAGEMENT RECOGNITION PLAN COMMITTEE

                                NOTICE OF AWARD
                                ---------------

     WHEREAS, the Board of Directors of Illinois Community Bancorp, Inc. (the "Company") has previously adopted the Illinois Community Bancorp, Inc. Management Recognition Plan (the "Plan"), and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Garbe, Sehy, and Ludwig as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated _______________, 19__ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective __________________________:

                                         Number of Shares Subject to
               Recipient                      Plan Share Award
               ---------                      ----------------

            _____________________                  _____


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                                       ILLINOIS COMMUNITY BANCORP, INC.
                                       MANAGEMENT RECOGNITION PLAN
                                       COMMITTEE

                                       By: _________________________
                                            Its Chairman